Exhibit 5.1

Gates Industrial Corporation plc

29 January 2018

Dear Sirs

Gates Industrial Corporation plc

Introduction

We are acting as legal advisers to Gates Industrial Corporation plc (the “Company”), a public limited company incorporated under the laws of England and Wales, as to matters of English law, in connection with the registration statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) relating to up to 33,374,308 ordinary shares of $0.01 each in the capital of the Company (the “Shares”), which may be issued by the Company upon the exercise of options issued pursuant to (i) the Gates Industrial Corporation plc 2014 Stock Incentive Plan (the “2014 Plan”), (ii) the Gates Industrial Corporation plc 2015 Non-Employee Director Stock Incentive Plan (the “2015 Plan”) and (iii) the Gates Industrial Corporation plc 2018 Omnibus Incentive Plan (the “2018 Plan” and, together with the 2014 Plan and the 2015 Plan, the “Plans”). No other person is our client for any purpose in relation to this opinion letter.

Headings used in this opinion letter are for ease of reference only and shall not affect its interpretation.

1.	Documents Examined and Searches

(a)	For the purpose of issuing this opinion letter, we have examined such matters of fact and questions of law as we have considered appropriate. We have reviewed electronic scanned copies of the following documents:

(i)	the Registration Statement;

(ii)	the Plans, the four non-qualified stock option agreements that have been entered into under the 2014 Plan and the non-qualified stock option agreement that has been entered into under the 2015 Plan;

(iii)	the articles of association adopted on 25 September 2017 (the “Original Articles of Association”);

(iv)	the form of articles of association of the Company adopted pursuant to the Special Resolutions (as defined below) (the “Articles of Association”);

(v)	certified copies of written resolutions of the board of directors (each a “Director” and, collectively, the “Directors”) dated 20 November 2017, 15 December 2017, 11 January 2018 and 17 January 2018;

(vi)

certified copies of: (i) the resolutions of the sole shareholder of the Company (including special resolutions) passed on 18 January 2018 (the “Special Resolutions”); (ii) the notice of general meeting dated 18 January 2018 to convene the general meeting (the “General Meeting”) at which the Special

Resolutions were passed; (iii) the consent of the sole shareholder to hold the General Meeting on short notice dated 18 January 2018; (iv) the proxy form of the sole shareholder dated 18 January 2018 appointing the chairman of the General Meeting to act as its proxy at such meeting; and (v) the minutes of the General Meeting dated 18 January 2018;

(vii)	the certificate of incorporation of the Company obtained from the Registrar of Companies dated 25 September 2017; and

(viii)	the trading certificate of the Company obtained from the Registrar of Companies dated 27 September 2017.

(b)	We have also:

(i)	carried out a company search in respect of the Company at 9.34 a.m. (London time) on 29 January 2018 at the Companies Registry (the “Company Search”); and

(ii)	made a telephone enquiry at 10.02 a.m. (London time) on 29 January 2018 of the Central Registry of Winding Up Petitions at the High Court in London in respect of the Company (the “Winding Up Enquiry” and, together with the Company Search, the “Searches”).

The Company Search revealed no order or resolution for the administration or winding-up of the Company and no notice of appointment in respect of the Company of a liquidator, receiver, administrative receiver or administrator. The Winding Up Enquiry revealed no petition for the winding-up of the Company.

2.	Applicable Law

This opinion letter relates only to English law in force and as applied by the courts of England and Wales at the date of this opinion letter except its conflict of laws rules. We assume no obligation to you to update this opinion letter in any respect or to notify you of any future changes in law which may affect the content of this opinion letter.

We have not investigated, and express no opinion concerning, the laws of any jurisdiction other than England and Wales. In particular, we express no opinion on European Union law as it affects a jurisdiction other than England.

3.	Assumptions

In giving this opinion letter we have assumed that:

(a)	all signatures, stamps and seals are genuine;

(b)	all documents submitted to us as photocopies or facsimile copies or transmitted to us electronically are true and complete copies of original documents which were complete, accurate up-to-date and authentic;

(c)	all statements of fact in any documents furnished to us are, and remain, true and correct;

(d)	each Director has disclosed any interest which that Director may have in connection with the issue of the Shares and that no Director has any interest except to the extent permitted by the Original Articles of Association and the Articles of Association and each Director has acted in accordance with his duties under all applicable laws;

(e)	the Searches accurately and fully disclosed the up-to-date position of the Company and that there has been no change to their position since the time of those Searches which might affect any of the conclusions stated in this opinion letter;

(f)	the issue of the Shares was not made in consequence of a communication made in breach of section 21(1) of the Financial Services and Markets Act 2000 (“FSMA”), or with a person who is authorised for the purpose of FSMA in consequence of something said or done by another person in the course of a regulated activity carried out by that person in contravention of section 19 of FSMA; and

(g)	that the term “non-assessable”, which has no recognised meaning in English law, for the purposes of this letter means that under the Companies Act 2006 (as amended), the articles of association of the Company and any resolution taken under the articles of association of the Company approving the issue of the Shares, no holder of such Shares is liable, solely because of such holder’s status as a holder of such Shares, for additional calls for further funds by the Company.

4.	Opinion

Based on and subject to the foregoing, and to the qualifications and limitations set out in paragraph 5 (Qualifications and Limitations) and to any matters not disclosed to us, we are of the opinion that when the Board of Directors and the shareholders of the Company have taken all necessary corporate action to authorise and approve the issue of the Shares, the Shares will have been duly and validly authorised and when (i) issued and delivered against receipt of payment in full in cash therefor in accordance with English law and (ii) valid entries in the books and registers of the Company (including the register of members and register of allotments) have been made in respect of the issue and allotment of the Shares, will be duly and validly issued, fully paid and non-assessable.

5.	Qualifications and Limitations

This opinion letter is qualified and limited by and subject to the following:

(a)	Searches

(i)	The Company Search referred to above is not conclusively capable of revealing whether or not:

A.	a winding up order has been made or a resolution passed for the winding up of a company; or

B.	an administration order has been made; or

C.	a receiver, administrative receiver, administrator or liquidator has been appointed; or

D.	a mortgage or charge has been created by a company,

as notice of these matters may not be filed with the Registrar of Companies immediately (and as there is a lapse of time between filing of a matter with the Registrar of Companies and particulars of the matter being available for retrieval through the Companies House search function, searches may not always reveal filed matters), nor is it capable of revealing, before the making of the relevant order, whether or not a winding up petition or a petition for an administration order has been presented.

(ii)	The Winding up Enquiry referred to above relates only to a compulsory winding up, and not a voluntary winding up, and is not conclusively capable of revealing whether or not a winding up petition in respect of a compulsory winding up has been presented since details of the petition may not have been entered on the records of the Central Registry of Winding up Petitions immediately or, in the case of a petition presented to a County Court, may not have been notified to the Central Registry and entered on such records at all, and the response to an enquiry only relates to the period six months prior to the date when the enquiry was made.

(b)	Insolvency

Any limitations arising from a reconstruction, arrangement or compromise, a scheme within the meaning of Part VII of FSMA, bankruptcy, insolvency, liquidation, administration, moratorium, reorganisation or similar laws affecting the rights of creditors generally (including rights to challenge or seek recovery of sums paid by a company to its members).

(c)	Tax

We express no opinion on any matters concerning or relating to tax in connection with the issue of the Shares or any payment made in connection therewith. Without limiting the foregoing we express no opinion as to any liability to tax or to any stamp duty or similar tax or charge which may arise or be incurred in connection with the issue of the Shares.

(d)	Other

(i)	We express no opinion as to compliance or otherwise with any regulatory, securities, insider dealing or similar law including, without limitation, the Financial Services and Markets Act (2000), the Financial Services Act 2012 or the EU Market Abuse Regulation No. 596/2014 (and any related regulations or legislation).

(ii)	We express no opinion as to the accuracy or completeness of the information or the reasonableness of any statements of opinion in the Registration Statement or as to whether the Registration Statement (or any part of it) contained or contains all the information required to be contained in it or whether the persons responsible for the Registration Statement have discharged their obligations thereunder or whether the Registration Statement complies with applicable requirements.

6.	Consent

We consent to your filing this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Simpson Thacher & Bartlett LLP

Simpson Thacher & Bartlett LLP